Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

Direct Dial	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 11, 2015

Euroseas Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece

Re:	Euroseas Ltd.

Ladies and Gentlemen:
We have acted as counsel to Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the Company's registration statement on Form F-1 (File No. 333- 205468) (such registration statement as amended or supplemented from time to time, the "Registration Statement"), as originally filed with the U.S. Securities and Exchange Commission (the "Commission") on July 2, 2015 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the prospectus of the Company included in the Registration Statement (the "Prospectus"), relating to the distribution by the Company to the holders of record as of August 14, 2015 of its common stock, at no charge, of non-transferrable subscription rights (the "Rights") evidenced by a certificate (the "Rights Certificate") to purchase shares of common stock, par value $0.03 per share (the "Common Stock"), of the Company at an as yet undetermined subscription price.
We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus; (ii) the Rights Certificate and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Euroseas Ltd.
August 11, 2015

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that (i) the Rights have been duly authorized by the Company and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the shares of Common Stock to be sold by the Company upon the due exercise of the Rights as contemplated in the Prospectus have been duly authorized by the Company and when such shares are issued, sold and paid for as contemplated in the Prospectus, they will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP